Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
ROCKVILLE, MD (May 9, 2008) - /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the first quarter 2008. Novavax reported a net loss of $7.8 million ($0.13 loss per share) for the first quarter of 2008 compared to a net loss of $8.4 million ($0.14 loss per share) for the first quarter of 2007. Total cash and short-term investments as of March 31, 2008 were $40.9 million compared to $46.5 million as of December 31, 2007. The cash burn for the quarter was $5.6 million.
The following are key achievements during the quarter as well as additional plans for the balance of the year:
•	Commenced Phase IIa clinical studies for its H5N1 pandemic influenza vaccine as a continuation of the original Phase I/IIa trial which started last year. An interim analysis in December 2007 was favorable, indicating that this vaccine demonstrated immunogenicity at 15 microgram and 45 microgram dose levels and was well tolerated. The Company remains on plan to report preliminary immunogenicity results from the dose-ranging portion of this Phase IIa study in late third quarter/early fourth quarter of 2008.

•	Continued as planned to advance its seasonal influenza vaccine program through pre-clinical studies with a target of commencing human trials in a Phase IIa study in early third quarter of 2008. The Company believes the initial results from the pandemic influenza vaccine study bode well for the seasonal program. It is important to note the safety data generated in the ongoing Phase I/IIa H5N1 pandemic influenza study will be used to support the safety database for our seasonal program which will allow us to begin human trials for this program with a Phase IIa trial.

•	Pending a successful outcome of the Phase IIa trial, an additional Phase IIb trial of our seasonal influenza vaccine program is planned in older adult subjects commencing in the fourth quarter of 2008. The intent of this head-to-head trial is to evaluate the immunogenicity of the seasonal influenza VLP vaccine candidate as compared with that of an approved, marketed vaccine in the older adult population.

•	Continued to advance two additional new vaccine discovery programs, one for Varicella Zoster (Shingles) and a second for an undisclosed disease target with the goal of progressing both of these candidates through proof of concept animal studies during the next two quarters.

•	Enhanced VLP technology capabilities by developing a new approach in creating VLPs that expands our ability to apply VLPs to a broader number of potential vaccine disease targets.

•	Announced the completion of construction for our GMP pilot plant in the Company’s Rockville, Maryland headquarters with a ribbon cutting ceremony held on May 1, 2008. This facility will showcase the capability of our ready to use and disposable production technology in a relatively low cost environment.

•	Progressed the collaboration with GE Healthcare to develop and market a pandemic influenza vaccine manufacturing solution for selected international countries.

•	Completed the sale of assets related to Estrasorb in the United States, Canada and Mexico to Graceway Pharmaceuticals, LLC (“Graceway”) in February 2008. As part of that sale, Novavax entered into a supply agreement with Graceway which requires the Company to manufacture additional units of Estrasorb, with final delivery expected in mid-2008.
“We continue to make solid progress in our clinical development programs and currently are on track to achieve our plans for 2008,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “By the second half of 2008, we expect to have two vaccines in Phase II clinical trials, progress our varicella zoster program into preclinical studies, and announce our fourth vaccine program—all of which reflect a rapid advancement of our vaccine pipeline.”

2008 Financial Results
Revenue from continuing operations, for the first quarter ended March 31, 2008 was $0.5 million compared to $0.5 million for the same period in 2007, essentially no change from prior year. The change year over year was primarily due to higher research revenues in 2008 offset by lower Gynodiol sales in 2007 due to the discontinued sale of the product in mid-2007.
There were no costs of products sold from continuing operations in the first quarter of 2008 due to the classification of Estrasorb manufacturing into discontinued operations, as compared to $50,000 in 2007 related to Gynodiol sales.
Research and development costs for the first quarter of 2008 were $4.4 million compared to $3.7 million in the first quarter of 2007, an increase of $0.7 million or 21.4%. The increase in the first quarter of 2008 as compared to 2007 was due to higher research and development spending to support the Company’s pandemic influenza vaccine clinical trials, as well as additional pre-clinical studies for our seasonal influenza program in the first quarter of 2008. These increases were primarily for increased personnel, facility costs and outside expenses (including sponsored research, clinical research organization costs and consulting agreements) associated with expanded preclinical studies, human trial study costs, testing and process development, manufacturing and quality-assurance and quality-control related activities.
General and administrative costs were $3.2 million in the first quarter of 2008 as compared to $4.6 million in the prior year. The decrease of $1.4 million in the first quarter of 2008 as compared to the first quarter of 2007 was principally due to the following: a decrease in the amount charged to reserves for two former board of directors’ notes of $0.8 million; decrease of consulting fees of $0.3 million; and the non recurrence of relocation expenses of $0.3 million related to the move of the Company’s headquarters to Maryland in 2007.
As a result, total losses from continuing operations before interest income (net) was $7.2 million as compared to a loss in 2007 of $7.8 million, or a reduction in total losses of $0.6 million.
Interest income, net of interest expense was $0.1 million in the first quarter of 2008, or $0.5 million lower than the comparable 2007 period. The decrease in interest income, net of interest expense in the first quarter 2008 versus the prior year, was principally due to lower average cash and short-term investment balances as compared to the prior year.
Accordingly, the loss from continuing operations was $7.1 million as compared to $7.2 million in the 2007 comparable quarter.
Losses from discontinued operations are a result of the Company’s decision to discontinue manufacturing of Estrasorb as of December 31, 2007. In February 2008, the Company entered into an asset purchase agreement with Graceway providing for the sale of certain assets related to Estrasorb. Novavax also entered into a supply agreement with Graceway which requires the Company to manufacture additional quantities of Estrasorb. The additional manufacturing of Estrasorb is anticipated to be completed by mid-2008, and all associated income and expenses for this activity will also be classified as discontinued operations. Loss for discontinued operations was $0.7 million in the first quarter of 2008 as compared to a loss of $1.2 million in the first quarter of the prior year. The decrease in losses from discontinued operations in 2008 as compared to 2007 of $0.5 million was principally due the lack of production of Estrasorb in the first quarter of 2008, which eliminated the loss on sales of the product which was incurred in 2007. The production of Estrasorb was contemplated to be completed by the end of fiscal 2007, however, as a result of the Graceway transaction, additional production to meet the contract delivery of quantities per the supply agreement commenced in March and is anticipated to be completed by mid-2008.
The total net loss when combining the loss from continuing and discontinued operations was $7.8 million, or $0.7 million lower than the net loss recorded in the first quarter of 2007 of $8.4 million.
As of March 31, 2008, the Company had $40.9 million in cash and short-term investments as compared to $46.5 million as of December 31, 2007, a burn rate of $5.6 million for the first quarter of 2008. The decrease in cash and short-term investments of $5.6 million was principally due to operating losses incurred in the first quarter of 2008 and capital spending for our new GMP pilot plant facility, partially offset by upfront cash received from the sale of assets to Graceway recorded in the first quarter of 2008. The Company believes it has sufficient funds to execute its current business plans through the first quarter of 2009. Novavax expects that it will have access to additional cash through the potential sale of equity securities, other non-dilutive financing, or potential partnering agreements.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at 1 (866) 793 1299 (U.S. or Canada) or 1 (703) 639 1306 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning 1pm EST. May 9, 2007 through midnight May 16, 2008. To access the replay, dial (888) 266 2081 and enter pass code 1225974.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent recombinant vaccines utilizing a new, efficient manufacturing solution. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding future product development and related clinical trials and future research and development, including Food and Drug Administration approval and product sales. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: our ability to progress any product candidates into pre-clinical or clinical trials; the scope, rate and progress of our preclinical studies and clinical trials and other research and development activities; clinical trial results; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; the cost, timing and success of regulatory filings and approvals; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general economic and business conditions; competition; business abilities and judgment of personnel; availability of qualified personnel; and other factors referenced herein. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements made herein are based on information available to the Company on the date hereof and speak only as of the date of this earnings call, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended
	March 31,
	2008	2007
Revenues:
Net product sales	$—	$204
Contract research and development	458	241
Royalties, milestone and licensing fees	—	16

Total revenues	458	461

Operating costs and expenses:
Cost of products sold	—	50
Research and development	4,434	3,653
Selling, general and administrative	3,244	4,597

Total operating costs and expenses	7,678	8,300

Loss from continuing operations before interest	(7,220)	(7,839)

Interest income, net	117	604

Loss from continuing operations	(7,103)	(7,235)
Loss from discontinued operations	(652)	(1,153)

Net loss	$(7,755)	$(8,388)

Basic and diluted loss per share:
Loss per share from continuing operations	$(0.12)	$(0.12)
Loss per share from discontinued operations	(0.01)	(0.02)

Net loss per share	$(0.13)	$(0.14)

Basic and diluted weighted average number of common shares outstanding	61,280,155	61,221,075

SELECTED BALANCE SHEET DATA
(in thousands)

	As of March 31,
	2008	As of December 31,
	(unaudited)	2007
Cash and cash equivalents	$14,702	$4,350
Short-term investments	26,191	42,139
Total current assets	43,036	49,016
Working capital	34,711	42,810
Total assets	86,221	91,291
Long term debt	21,711	21,629
Stockholders’ equity	55,795	63,065
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